Exhibit 99.1

[EVOLVING SYSTEMS, INC. LETTERHEAD APPEARS HERE]

July 29, 2005

Ms. Jan Fong

Director

NASDAQ

2500 Sand Hill Road, Suite 220

Menlo Park, CA   94025

Re:  Evolving Systems, Inc.

Dear Ms. Fong:

We are providing you with a courtesy copy of our 8-K filed with the SEC on July 29, 2005 announcing changes to our executive officers and our board of directors.

Brendan Reidy, our departing director, was an independent director.   As a result of Mr. Reidy’s resignation, our Audit Committee currently only has two independent directors.  We intend to fill his vacancy with a suitable independent director in accordance with Nasdaq Marketplace rules and will advise you when we have done so.

Enclosed are lists of our current directors and committees and our current executive officers.

Please do not hesitate to contact me should you have any questions.

Very truly yours,

Anita T. Moseley
Sr. Vice President and General Counsel

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Enclosures